EXHIBIT 16.1

[Epstein, Weber & Conover, P.L.C. Letterhead]

October 26, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re: Baywood International, Inc.

Gentlemen:

We have read the statements made by Baywood International, Inc. (the “Company”) pursuant to Item 4.01 of its Current Report on Form 8-K/A, to be filed by the Company on October 26, 2007.  We agree with the statements concerning our firm contained in the first, second and fifth paragraph under Item 4.01 of such Form 8-K/A.

We have no basis to agree or disagree with the Company’s comments contained in the third or fourth paragraphs under Item 4.01 in the Form 8-K/A.

Very Truly Yours,

/s/ Epstein, Weber & Conover, P.L.C.

Epstein, Weber & Conover, P.L.C.